Filed Pursuant to Rule 433
Dated 05/03/06
Registration Statement No. 333-132201

Toyota Motor Credit Corporation ("TMCC")
30 NC 1-year Zero Coupon Note
Final Terms and Conditions

Summary Terms of Note

Issuer: Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc. ("DBSI")

Documentation: US MTN Program

Denominations: 10,000 x 1,000

Launch Date: April 26, 2006 (Upsized May 3, 2006)

Settlement Date: May 8, 2006

Maturity Date: May 9, 2036

Issue Size: USD 75 million

Re-offer Price: 11.63473935%

All-in Price: 11.63473935%

Gross Proceeds: $8,726,054.51

Coupon: 0%

Accretion Rate: 7.30% Accretion Yield, Compounded Semi-Annually, 30/360. Paid at the earlier of the Call Date or Maturity Date

Call Date and Prices: The Notes will be callable on May 9, 2007 and semi-annually thereafter on November 9 and May 9. Price determined in accordance with Accretion Factors set forth in Attachment I

Call Notification: 10 calendar days notification on the Notes

Daycount Fraction: 30 / 360, following unadjusted

Governing Law: New York

CUSIP: 89233PYG5

Business Days: New York

Attachment I. Accretion Schedule

Price: 11.63473935%
Face Amount: $75,000,000
Accretion Yield: 7.30%

Date		Price
05/08/2006	11.63473935%
11/09/2006	12.06176661%
05/09/2007	12.50202109%
11/09/2007	12.95834486%
05/09/2008	13.43132444%
11/09/2008	13.92156779%
05/09/2009	14.42970501%
11/09/2009	14.95638924%
05/09/2010	15.50229745%
11/09/2010	16.06813131%
05/09/2011	16.65461810%
11/09/2011	17.26251166%
05/09/2012	17.89259334%
11/09/2012	18.54567299%
05/09/2013	19.22259006%
11/09/2013	19.92421459%
05/09/2014	20.65144843%
11/09/2014	21.40522629%
05/09/2015	22.18651705%
11/09/2015	22.99632493%
05/09/2016	23.83569079%
11/09/2016	24.70569350%
05/09/2017	25.60745131%
11/09/2017	26.54212329%
05/09/2018	27.51091079%
11/09/2018	28.51505903%
05/09/2019	29.55585868%
11/09/2019	30.63464753%
05/09/2020	31.75281216%
11/09/2020	32.91178980%
05/09/2021	34.11307013%
11/09/2021	35.35819719%
05/09/2022	36.64877139%
11/09/2022	37.98645154%
05/09/2023	39.37295703%


Attachment I. Accretion Schedule (continued)


Date		Price
11/09/2023	40.81006996%
05/09/2024	42.29963751%
11/09/2024	43.84357428%
05/09/2025	45.44386474%
11/09/2025	47.10256580%
05/09/2026	48.82180946%
11/09/2026	50.60380550%
05/09/2027	52.45084440%
11/09/2027	54.36530022%
05/09/2028	56.34963368%
11/09/2028	58.40639531%
05/09/2029	60.53822874%
11/09/2029	62.74787409%
05/09/2030	65.03817149%
11/09/2030	67.41206475%
05/09/2031	69.87260512%
11/09/2031	72.42295520%
05/09/2032	75.06639307%
11/09/2032	77.80631641%
05/09/2033	80.64624696%
11/09/2033	83.58983498%
05/09/2034	86.64086395%
11/09/2034	89.80325549%
05/09/2035	93.08107431%
11/09/2035	96.47853353%
05/09/2036	100.00000000%



The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.